EXHIBIT 10.01

CONFIDENTIAL

EMPLOYMENT TERMINATION, RELEASE AND CONSULTING AGREEMENT

This Employment Termination, Release And Consulting Agreement (“Agreement”) is entered into on May 31, 2006 between KANA Software, Inc., its officers, directors, employees, agents, attorneys, assignees, successors and predecessors (collectively, “KANA”) and Brian Kelly (referred to below as “Employee” or “Consultant”).

WHEREAS, Employee has been employed by KANA, and both Employee and KANA have agreed that, while Employee was notified of that his employment will terminate on May 1, 2006, Employee’s employment shall terminate effective June 1, 2006 (“Termination Date”). KANA and Employee wish to sever their relationship in a way that preserves the good will which exists between them.

NOW THEREFORE, in consideration of the payment by KANA to Employee of the sums described in this Agreement, the parties agree as follows:

A.	TERMINATION OF EMPLOYMENT

1. Resignation; Termination Date. Employee hereby formally submits his resignation (a) as President, Connectify. KANA hereby accepts such resignation. The parties agree that Employee’s employment with KANA is terminated effective as of the Termination Date.

2. Acknowledgment of Payment of Wages; Expense Reimbursement. KANA will deliver to Employee a final paycheck of all accrued wages, salary, bonuses reimbursable expenses, and accrued but unused vacation pay (if applicable) due and owing to him from KANA as of the Termination Date. Employee will submit any requests for reimbursement of expenses incurred on behalf of KANA, together with receipts for all reimbursable expenses, within thirty (30) days after the date of this Agreement, and KANA will reimburse all properly reimbursable expenses in accordance with KANA’s standard policies and practices. KANA will make the payments in the amounts set forth in Agreed Payment Plan set forth on Attachment A hereto. Employee will submit expenses related to tax preparation for fiscal year 2005 which expenses will be reimbursed by KANA.

3. Vesting of Shares. KANA will deliver to Employee a report showing the status of all option(s) to purchase shares of KANA common stock granted to Employee (all such being “Share Awards”). Notwithstanding any provision in any plan, employment agreement, offer letter or other agreement between Employee and KANA (“Prior Agreements”) to the contrary, all of the Employee’s remaining unvested Share Awards as of the Termination Date (hereinafter referred to as “Unvested Shares”) shall remain initially unvested, but may qualify for continued vesting pursuant to Section C below. Any Share Awards which do not vest pursuant to Section C below shall terminate in accordance with the terms of Kana’s equity incentive plan and agreements thereunder. Any currently vested options held by Employee shall remain exercisable during the Period of Consultancy described in Section C below. Employee acknowledges that the provisions of this Agreement may cause any incentive stock options held by Employee to become non qualified options. Employee’s E*Trade account will remain available to Employee.

4. Insurance Coverage. KANA will renew Employee’s current individual and family medical insurance coverage for the period expiring May 31, 2007. Thereafter, Employee has the option, at Employee’s expense, to continue such health insurance coverage.

5. Return of KANA Property. Except as otherwise provided by this Section 5, Employee hereby represents and warrants to KANA that he has returned to KANA and/or will return prior to the Termination Date, any and all of KANA’s property, including, but not limited to, files, memoranda, computers, Blackberry wireless device, cell phone, records and credit cards, which is in his possession or control. Notwithstanding the above, Employee may retain possession of the primary personal computer assigned by KANA to Employee for the Period of Consultancy. KANA acknowledges that during this period, and pursuant to the consulting terms described below, KANA may authorize Consultant to retain certain files stored on such computer.

6. Confidential Information. Employee hereby acknowledges that as a result of his employment with KANA, he has had access to and/or has acquired Confidential Information and trade secrets concerning KANA’s operations, its future plans and its methods of doing business, including by way of example, but by no means limited to, information about KANA’s customers, product development, research, technology, financial, marketing, pricing, cost, compensation and other matters, that he will hold all such Confidential Information in strictest confidence and that he may not make any use of such Confidential Information on behalf of any third party. Employee further confirms that he has delivered to KANA all documents and data of any nature containing or pertaining to such Confidential Information and that he has not taken with him any such documents or data of any reproduction thereof, except for any such documents or data that Employee may be specifically authorized to retain during the Period of Consultancy described below, and pursuant to the consulting terms described below.

B.	RELEASE

1. Representation Regarding Existing Claims. Employee hereby warrants that as of the Effective Date (defined below) of this Agreement, he has not filed any legal action in any court naming KANA as a party.

2. Waiver of Claims. The payments and agreements set forth in the Agreement are in full satisfaction of any and all accrued salary, vacation pay, bonus pay, profit-sharing, termination benefits or other compensation to which Employee may be entitled by virtue of his employment with KANA or any of its subsidiaries or his termination of employment. Each party hereby releases and waives any and all claims he may have against the other party or any of their officers, directors, employees, managers, shareholders, partners, agents, attorneys, parent corporations, subsidiaries, successors, and assigns, including without limitation claims for any additional compensation or benefits arising out of the termination of employment, any claims for any additional stock or stock options and any claims of wrongful termination, breach of contract or discrimination under state or federal law.

Each party hereby expressly waives any benefits of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee understands that various federal, state and local laws prohibit age, sex, race, disability, benefits, pension, health and other forms of discrimination and that these laws can be enforced through the U.S. Equal Employment Opportunity Commission, California state and local human rights agencies and federal and state courts. Employee understands that if he believes his treatment by KANA was discriminatory, he has had the right to consult with these agencies and to file a charge with them or file a lawsuit. Employee states and confirms he has filed no Charges or Claims with any state or federal agency or any other body, institution or tribunal. Employee has decided voluntarily to enter into this Agreement, and waive the right to recover any amounts to which he may have been entitled under such laws, including, but not limited to: the Age Discrimination in Employment Act, 29 U.S.C. (s) 621 et seq. (as amended by the Older Workers’ Benefit Protection Act, 29 U.S.C. (s) 626(f); the California Fair Employment and Housing Act, California Government Code (s) 12900 et seq.; the Employee Retirement Income Security Act (ERISA), 29 U.S.C. (s) 1001 et seq.; Title VII of the Civil Rights Act of 1964, 42 U.S.C. (s) 2000e et seq.; and 42 U.S.C. (s) 1981.

C.	CONSULTANCY

1. Consultant Services. KANA and Consultant agree that Consultant shall perform certain bona fide consulting services to KANA during the period beginning on the Termination Date and lasting for eleven (11) months there from (the “Period of Consultancy”). During the Period of Consultancy, Consultant shall be available to provide services for the number and days as reasonably requested by KANA, which is anticipated to be approximately 20 hours per month (the “Services”). Consultant shall be an independent contractor and is not an agent or employee of, and has no authority to bind KANA by contract or otherwise. Commencing on the Termination Date, Consultant will not be an employee of KANA and therefore, except as specifically provided for in this Agreement with respect to continued payments for health insurance, shall not be eligible to participate in any employee benefit plans of KANA, including but not limited to health, dental, vision, KANA’s 401(k) plan, and KANA’s Employee Stock Purchase Plan. Consultant will perform the Services under the general direction of KANA, but Consultant will determine, in Consultant’s sole discretion, the manner and means by which the Services are accomplished, subject to the requirement that Consultant shall at all times comply with applicable law. KANA has no right or authority to control the manner or means by which the Services are accomplished.

2. Compensation. As sole compensation for the performance of the Services, KANA will pay Consultant the fees and provide the option/stock vesting set forth in this Section so long as Consultant is complying with the terms of this Agreement. Expenses incurred in providing the Services to KANA will be reimbursed to Employee subject to KANA’s standard expense guidelines provided that such expenses have been approved in advance by KANA’s CEO. KANA will pay Consultant at a monthly rate equal to Consultant’s salary with KANA in effect as of the

Termination Date ($16,666.67 per month) for eleven (11) months as detailed in Attachment A. Each of these payments will be paid monthly on the first day of each month beginning June 1, 2006. Consultant is no longer an employee, such payment will be made monthly via KANA’s accounts payable department. Consultant will not be eligible to receive any bonuses. Subject to the terms of this Agreement, and in consideration of Employee’s agreement to the terms hereof and as KANA’s sole remaining payment obligations hereunder, KANA shall make the payment identified in the Agreed Payment Plan. Each of these payment shall be made on the 15th of each month with the first payment being made as soon as reasonably possible after execution of this Agreement. Additionally, during the Period of Consultancy, the Unvested Shares shall continue to become vested in accordance with the vesting schedule in effect with respect to such Unvested Shares immediately prior to the execution of this Agreement until the termination of the Period of Consultancy, so long as Consultant continues to comply with each of the material terms of this Agreement. In addition, at the end of the full term of the Period of Consultancy, and provided that Consultant shall have continuously complied with the terms of this Agreement, all Share Awards that then vested shall become fully vested and Consultant shall have a period of ninety (90) days following the end of the Period of Consultancy to exercise any such vested Unvested Shares (the “Exercise Period”). Consultant will receive no royalty or other remuneration on the sale, marketing, production, and/or distribution of any products sold, developed or otherwise distributed by KANA or by Consultant in connection with or based upon the Services (“Products”). All vesting shall cease upon the expiration of the Period of Consultancy. As Employee is aware, as a result of KANA’s failure to file certain SEC filings, KANA is unable to allow option exercises. If KANA is unable to allow option exercises and as a result Employee will not be able to exercise his vested options during the normal ninety (90) day window, KANA will recommend to its Board of Directors and/or the Compensation Committee that Employee be allowed to exercise his vested shares that are in the money at the end of such 90 day period during a period of ninety (90) days commencing when and if KANA is again able to allow option exercises.

3. Property of KANA.

(a) Definition. For the purposes of this Agreement, “Designs and Materials” shall mean all designs, discoveries, inventions, products, computer programs, procedures, improvements, developments, drawings, notes, documents, information and materials made, conceived or developed by Consultant alone or with others pursuant to the Services or otherwise resulting from the Services.

(b) Assignment of Ownership. Consultant hereby irrevocably transfers and assigns any and all of its right, title, and interest in and to Designs and Materials, including but not limited to all copyrights, patent rights, trade secrets and trademarks, to KANA. Designs and Materials will be the sole property of KANA and KANA will have the sole right to determine the treatment of any Designs and Materials, including the right to keep them as trade secrets, to file and execute patent applications on them, to use and disclose them without prior patent application, to file registrations for copyright or trademark on them in its own name, or to follow any other procedure that KANA deems appropriate. In addition, any and all rights, title, and interest which Consultant may have in the Services, Designs and Materials and/or Products, including any copyright, trademark, trade secret, or other proprietary rights, under the laws of the United States or of any other jurisdiction, are hereby irrevocably assigned by Consultant to KANA, in perpetuity. Consultant agrees: (a) to disclose promptly in writing to KANA all Designs and Materials; (b) to cooperate with and assist KANA to apply for, and to execute any applications and/or assignments reasonably necessary to obtain, any patent, copyright, trademark or other statutory protection for Designs and Materials in KANA’s name as KANA deems appropriate; and (c) to otherwise treat all Designs and Materials as “Confidential Information,” as defined herein. These obligations to disclose, assist, execute and keep confidential will survive any expiration or termination of this Agreement.

(c) Moral Rights Waiver. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. Consultant hereby irrevocably transfers and assigns to KANA any and all Moral Rights that Consultant may have in any Services, Designs and Materials or Products. Consultant also hereby forever waives and agrees never to assert against KANA, its successors or licensees any and all Moral Rights Consultant may have in any Services, Designs and Materials or Products, even after expiration or termination of the Period of Consultancy.

4. Confidential Information. Consultant acknowledges that Consultant will acquire information and materials from KANA and knowledge about the business, products, programming techniques, experimental work, customers, clients and suppliers of KANA and that all such knowledge, information and materials acquired, the existence, terms and conditions of this Agreement, and the Designs and Materials, are and will be the trade secrets and confidential and proprietary information of KANA (collectively “Confidential Information”). Confidential Information will not include, however, any information which is or becomes part of the public domain through no fault of Consultant or that KANA regularly gives to third parties without restriction on use or disclosure. Consultant agrees to hold all such Confidential Information in strict confidence, not to disclose it to others or use it in any way, commercially or otherwise, except in performing the Services, and not to allow any unauthorized person access to it, either before or after expiration or termination of this Agreement. Consultant further agrees to take all action reasonably necessary and satisfactory to protect the confidentiality of the Confidential Information including, without limitation, implementing and enforcing operating procedures to minimize the possibility of unauthorized use or copying of the Confidential Information.

5. Non-Competition, Non-Solicitation and Savings Clause.

(a) Noncompetition Term. Unless KANA terminates Consultant and/or the period of Consultancy, during the Period of Consultancy (the “Noncompetition Term”), Employee hereby agrees that, except with the written consent of KANA, directly or indirectly, individually or as an employee, partner, officer, director or shareholder or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than KANA or its subsidiaries (other than as a holder of less than 1% of the outstanding capital stock of a publicly-traded company), he shall not:

(i) Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business engaged in: (A) developing and marketing software in the fields of CRM or Service Resolution Management; or (B) developing any product or providing any service that is substantially the same as, is based upon or competes in any material respect with any business described in clause (A) of this paragraph;

(ii) Recruit, attempt to hire, solicit, assist others in recruiting or hiring, or refer to others concerning employment, any person who is or was during the Noncompetition Term an employee of KANA, any of KANA’s subsidiaries, or any of KANA’s customers or partners, or induce or attempt to induce any such employee to terminate his employment with KANA, or any of KANA’s subsidiaries, or any of KANA’s customers or partners (as the case may be);

(iii) Induce or attempt to induce any person or entity to curtail or cancel any business or contracts that such person or entity had with KANA, or any of KANA’s subsidiaries; or

(iv) Contact, solicit or call upon any customer or supplier of KANA, or any of KANA’s other subsidiaries, on behalf of any other person or entity for the purpose of selling or providing any services or products of the type normally sold or provided by KANA, or any of KANA’s subsidiaries.

(b) The agreements set forth in this Section 5 include within their scope all cities, counties, provinces and states of all countries in which KANA or any of its subsidiaries has engaged in development or sales of products or otherwise conducted business or selling or licensing efforts at any time before and during the Noncompetition Term. The Employee acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 5 shall apply are fair and reasonable and are reasonably required for the protection of KANA and that Section 5(a) accurately describes the business to which the restrictions are intended to apply.

(c) It is the desire and intent of the parties that the provisions of this Section 5 shall be enforced to the fullest extent permissible under applicable law. If any provision of this Agreement or any part of any such provision is held under any circumstances to be invalid or unenforceable by any arbitrator or court of competent jurisdiction, then: (i) such provision or part thereof shall, with respect to such circumstances and in such jurisdiction, be modified by such arbitrator or court to conform to applicable laws so as to be valid and enforceable to the fullest possible extent; (ii) the invalidity or unenforceability of such provision or part thereof under such circumstances and in such jurisdiction shall not affect the validity or enforceability of such provision or part thereof under any other circumstances or in any other jurisdiction; (iii) the invalidity or unenforceability of such provision or part thereof shall not affect the validity or enforceability of the remainder of such provision or the validity or enforceability of any other provision of this Section 5. Each provision of this Section 5 is separable from every other provision of this Section 5, and each part of each provision of this Section 5 is separable from every other part of such provision.

(d) The Employee acknowledges that any breach of the covenants of Section 5 will result in immediate and irreparable injury to KANA and, accordingly, consents to the application of injunctive relief and such other equitable remedies for the benefit of KANA as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies shall be in addition to all other legal remedies to which KANA may be entitled hereunder, including, without limitation, monetary damages.

6. Nondisparagement. Employee agrees that he will not disparage KANA or its products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement. KANA agrees that it will not disparage Employee with any written or oral statement. Notwithstanding the foregoing, KANA acknowledges and agrees that after the Noncompetition Term, Employee may seek employment in his field of expertise and in the course of performing his duties, Employee shall be entitled to partake of ordinary competitive practices including, without limitation, differentiating his new employer’s products, services and market opportunities from those of KANA, based solely on publicly available information.

7. Termination and Expiration.

(a) Breach. KANA may terminate this Agreement solely in the event of a breach by Employee of Section 5 (a) of this Agreement if such breach continues uncured for a period of (30) days after written notice.

(b) Expiration. Unless terminated earlier, this Agreement, other than the provisions of Paragraphs A.6, B and C.3 and C.4, will expire at the end of the Period of Consultancy.

(c) Effect of Termination. Upon termination or expiration of this Agreement, Employee shall immediately return to KANA all equipment and files received before or during the Period of Consultancy, including without limitation the equipment and other materials referenced in Paragraph A.5 and C.4 above, and will immediately return to KANA any and all Confidential Information received by Employee, or authored, created, derived or otherwise developed by Employee, before and during the Period of Consultancy. Should this Agreement be terminated as a result of Employee’s breach of this Agreement, any and all payment shall immediately cease and not be due and payable to Employee.

(d) No Election of Remedies. The election by KANA to terminate this Agreement in accordance with its terms shall not be deemed an election of remedies, and all other remedies provided by this Agreement or available at law or in equity shall survive any termination.

D.	GENERAL

1. Legal and Equitable Remedies. Employee agrees that KANA shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights or remedies KANA may have at law or in equity for breach of this Agreement.

2. Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, or the Employee’s employment or the termination thereof, with the exception of any controversy or claim arising out of or relating to Paragraph C.5, shall be settled by arbitration in San Mateo County, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association. The decision of the arbitrator shall be final and binding on the parties, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The parties hereby agree that the arbitrator shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. KANA and the Employee shall share equally all fees and expenses of the arbitrator. Any controversy or claim arising out of or relating to Paragraph C.5 shall be settled in the appropriate federal or state court in the State of California. KANA and the Employee hereby consent to personal jurisdiction of the state and federal courts located in the State of California for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

3. Confidentiality. The contents, terms and conditions of this Agreement shall be kept confidential by Employee and shall not be disclosed except to his attorney or as otherwise required by law. Any breach of this confidentiality provision shall be deemed a material breach of this Agreement. KANA may make such disclosure of this Agreement as may be required by law or the rules and regulations of the Securities and Exchange Commission.

4. No Admission of Liability. This Agreement is not and shall not be construed or contended by Employee to be an admission or evidence of any wrongdoing or liability on the part of KANA, its representatives, heirs, executors, attorneys, agents, partners, officers, shareholders, directors, employees, subsidiaries, affiliates, divisions, successors or assigns. This Agreement shall be afforded the maximum protection allowable under California Evidence Code Section 1152 and/or any other state or Federal provisions of similar effect.

5. Assignment; Successors. This Agreement and all rights and obligations of the Employee hereunder are personal to the Employee and may not be transferred or assigned by the Employee at any time. This Agreement shall be binding upon, and KANA may assign its rights to, any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of KANA’s business and/or assets. This Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

6. Modification. It is expressly agreed that this Agreement may not be altered, amended, modified, or otherwise changed in any respect except by another written agreement which specifically refers to this Agreement, and which is duly executed by authorized representative of each of the parties hereto.

7. Headings. The headings of the paragraphs of this Agreement are for convenience only and are not binding upon any interpretation of this Agreement.

8. Preparation of Agreement. This Agreement will not be construed against any one party, regardless of which party initially drafted it. The parties expressly agree that this Agreement will be construed and enforced as a mutually prepared Agreement.

9. Reconsideration; Right to Revoke. Employee is advised to consult with an attorney prior to executing this Agreement. Employee represents and agrees that Employee fully understands Employee’s right to discuss all aspects of this Agreement with Employee’s private attorney, that to the extent, if any, Employee desires, Employee has availed him/herself of this right, that Employee has carefully read and fully understands all of the provisions of this Agreement, and that Employee is voluntarily entering into this Agreement. Employee understands and agrees that the General Release and Waiver of Claims contained in this Agreement is in exchange for the consideration specified herein, including without limitation the Consultancy Period, continued vesting, and opportunity for continuing health benefits, and that Employee would not otherwise be entitled to such consideration. Employee represents that Employee is at least forty (40) years of age. Employee acknowledges that he was offered a period of at least twenty-one (21) calendar days to consider the terms of this Agreement (“Reconsideration Period”). Employee may execute the Agreement at any time during the Reconsideration Period which shall mean that the Reconsideration Period has ended. For a period of seven (7) days following execution of this Agreement (“Cooling Off Period”), Employee may revoke this Agreement. The date immediately following the Cooling Off Period shall be the Effective Date of this Agreement.

10. Entire Agreement. This Agreement and Attachment A, together with any applicable Option Agreements and equity incentive plans, constitute the entire agreement between Employee and KANA with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter. For purposes of clarification, the parties agree that the expatriate agreement dated March 25, 2005 shall terminate as of the Effective Date and neither party shall have no further obligations thereunder. Employee acknowledges that neither KANA nor its agents or attorneys, have made any promise, representation or warranty whatsoever, either expressed or implied, written or oral, which is not contained in this Agreement for the purpose of inducing Employee to execute the Agreement, and Employee acknowledges that he has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein. Any and all rights that Employee may have to indemnification by KANA pursuant to the by-laws and certificate of incorporation of KANA and pursuant to any agreement between KANA and Employee (collectively “Indemnification Obligations”) shall remain in full force and effect following the execution and delivery of the Agreement and following the Termination Date.

EMPLOYEE	KANA SOFTWARE, INC.

/s/ Brian Kelly	By:	/s/ John M. Thompson
Brian Kelly

ATTACHMENT A

	May	Jun-06	Jul-06	Aug-06	Sep-06	Oct-06	Nov-06	Dec-06	Jan-07	Feb-07	Mar-07	Apr-07	Total
Consulting Fees	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$16,666.67	$200,000.00

Living Expenses
Q3 2005	$15,750.00												$15,750.00
Q4 2005	$9,450.00												$9,450.00
Q-1 2006	$27,000.00											$9,450.00	$36,450.00
Q-2 2006		$27,000.00										$9,450.00	$36,450.00
Q-3 2006			$27,000.00									$9,450.00	$36,450.00

Cancellations
	$9,600.00												$9,600.00
	0.00
	0.00

Relocation
								$10,000.00				$3,500.00	$13,500.00
						$20,000.00							$20,000.00

FY 2005 Tax Preparation												$2,000.00	$2,000.00
FY 2006 Tax Preparation

TOTAL	$78,466.67	$43,666.67	$43,666.67	$16,666.67	$16,666.67	$36,666.67	$16,666.67	$26,666.67	$16,666.67	$16,666.67	$16,666.67	$50,516.67	$379,650.00